As filed with the Securities and Exchange Commission on May 23, 2019.
Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Spark Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-5453215
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12140 Wickchester Ln., Suite 100	77079
Houston, Texas 77079	(Zip Code)
(Address of principal executive offices)

Spark Energy, Inc. Second Amended and Restated Long Term Incentive Plan
(Full title of the plan)
C. Alexis Keene
Interim General Counsel and Corporate Secretary
12140 Wickchester Ln., Suite 100
Houston, Texas 77079
(713) 600-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
With a copy to:
Clint Smith
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170
(504) 582-8429

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share (“Common Stock”)	1,500,000 shares	$9.88	$14,820,000.00	$1,796

(1)
Represents the number of additional shares of Common Stock reserved for issuance under the Spark Energy, Inc. Second Amended and Restated Long Term Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of outstanding Common Stock.

(2)
Estimated in accordance with Rule 457(c) and (h)(1) solely for the purpose of calculating the registration fee on the basis of $9.88 per share, which represents the average of the high and low prices of the Common Stock reported on the NASDAQ Global Select Market on May 16, 2019.

INCORPORATION BY REFERENCE
This registration statement on Form S-8 is being filed in accordance with General Instruction E to Form S-8 to register 1,500,000 additional shares of Class A common stock, par value $0.01 per share (the “Common Stock”) of Spark Energy, Inc. (the “Company”), to be offered under the Spark Energy, Inc. Second Amended and Restated Long Term Incentive Plan, as approved by the Company’s shareholders on May 22, 2019. The contents of the Company’s Form S-8 registration statement filed with the Securities and Exchange Commission on July 31, 2014 (File No. 333-197738) are incorporated herein by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
     The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Spark Energy, Inc. (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K filed on August 4, 2014).

4.2	Amended and Restated Bylaws of Spark Energy, Inc. (incorporated by reference to Exhibit 3.2 filed with the Company’s Current Report on Form 8-K filed on August 4, 2014).

4.3
Certificate of Designations of Rights and Preferences of 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (incorporated by reference to Exhibit 5 filed with the Company’s Registration Statement on Form 8-A filed on March 11, 2017).

5.1*	Opinion of Jones Walker LLP.

23.1*	Consent of Jones Walker LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of KPMG LLP.

24.1*	Powers of Attorney (included on signature page).

99.1	Spark Energy, Inc. Second Amended and Restated Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed on May 23, 2019).

*	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 23, 2019.

SPARK ENERGY, INC.

By:	/s/ Nathan G. Kroeker

Nathan G. Kroeker President and Chief Executive Officer, Interim Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C. Alexis Keene, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities on May 23, 2019.

Signature	Title

/s/ W. Keith Maxwell	Chairman of the Board, Director
/s/Nathan G. Kroeker	Director, President and Chief Executive Officer (Principal Executive Officer), Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James G. Jones II	Director
/s/ Kenneth M. Hartwick	Director
/s/ Nick W. Evans, Jr.	Director